Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lithium Americas Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares	—	—	—	—	—	—	—	—	—	—

	Equity	Preferred Shares	—	—	—	—	—	—	—	—	—	—

	Unallocated (Universal) Shelf(1)	—	Rule 457(o)	—	—	$1,000,000,000	$0.00015310	$153,100.00	—	—	—	—

	Equity(2)	Common Shares, no par value per share	Rule 457(c)	43,707,080(3)	$3.19(4)	$139,425,585.20	$0.00015310	$21,346.06	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts							$174,446.06

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$70,110.00

	Net Fee Due							$104,336.06

(1)

An indeterminate amount of the securities of each identified class is being registered as may from time to time be offered under this registration statement at indeterminate prices. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of common shares and preferred shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. This Registration Statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities issued hereunder.

(2)	This Registration Statement also covers an indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities issued hereunder.
(3)	Consists of the maximum amount of Common Shares issuable upon the conversion of a convertible promissory note issued and sold to an affiliate of Orion Resource Partners LP.
(4)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $3.19, which is the average of the high and low prices of the registrant’s Common Shares on May 9, 2025 on the New York Stock Exchange.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	Filing Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid With Fee Offset Source

Rule 457(p)

Fee Offset Claims	Lithium Americas Corp.	Form F-3	333-274883	October 6, 2023	—	$70,110.00(2)	Unallocated (Universal) Shelf(1)	Common Shares Preferred Shares Debt Securities Subscription Receipts Warrants Units	—	$475,000,000	—

Fee Offset Sources	Lithium Americas Corp.	Form F-3	333-274883	—	October 6, 2023	—	—	—	—	—	$110,700.00

(1)

Pursuant to Rule 415(a)(6) of the Securities Act, the offering of the unsold securities of Lithium Americas Corp. registered under the registration statement filed with the U.S. Securities and Exchange Commission on Form F-3 on October 6, 2023 (the “Prior Registration Statement”), will be deemed terminated as of the date of effectiveness of this Registration Statement.

(2)

An aggregate of $70,110.00 of the amount of the registration fee was previously paid in connection with $475,000,000 unsold aggregate offering amount registered under the Prior Registration Statement. The Registrant is applying such amount toward the registration fee for this Registration Statement in reliance on Rule 457(p).